AGREEMENT REGARDING LAKE FOREST COUNTRY CLUB MEMBERSHIPS

This AGREEMENT REGARDING LAKE FOREST COUNTRY CLUB MEMBERSHIPS (this “Agreement”) is made this 30th day of April, 2012 (the “Effective Date”) by and between NTS MORTGAGE INCOME FUND, a Delaware corporation (“MIF”), and NTS DEVELOPMENT COMPANY, a Kentucky corporation (“NTS”), under the following circumstances:

RECITALS

A.           MIF has agreed to sell and Glen Arden Development, LLC, a Delaware limited liability company, has agreed to purchase all of the issued and outstanding capital stock of NTS/Virginia Development Company, a Virginia corporation (“NTS/Virginia”) pursuant to that certain Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”).

B.           MIF has agreed to sell and Bellemeade Development, LLC, a Delaware limited liability company, has agreed to purchase MIF’s 50% general partnership interest in Orlando Lake Forest Joint Venture, a Florida joint venture pursuant to that certain Partnership Interest Purchase Agreement dated of even date herewith (the “Partnership Interest Purchase Agreement”) (the Stock Purchase Agreement and the Partnership Interest Purchase Agreement are hereinafter collectively referred to as the “Purchase Agreements”).

C.           NTS/Lake Forest II Residential Corporation is a Kentucky corporation and wholly-owned subsidiary of MIF (“LFII”). Pursuant to that certain Lake Forest Country Club Plan for the Offering of Memberships revised October 1993, the Articles of Incorporation of Lake Forest Country Club, Inc. (“LFCC”), the Amended and Restated Bylaws of Lake Forest Country Club, Inc. dated October 1993, and that certain Exchange Agreement between LFII and Lake Forest Country Club, Inc. dated as of February 12, 1992, LFII is the owner of approximately 184 unsold golf memberships and approximately 76 sports memberships (“LFCC Memberships”) in the Lake Forest Country Club located in Louisville, Kentucky. LFII and LFCC have entered into that certain Membership Marketing Agreement dated as of June 7, 2004, as amended, regarding the marketing of the LFCC Memberships owned by LFII and the sharing of initiation fees collected by LFCC.

D.           Mortgage Income Fund Liquidating Trust, a Delaware statutory trust (‘the “Liquidating Trust”) has been appointed by MIF to serve as its liquidating trust in connection with the Amended Plan of Dissolution and Complete Liquidation of MIF.

E.           MIF will retain all of LFII’s right, title and interest in and to the LFCC Memberships and any agreements entered into by LFII with LFCC with regard to the LFCC Memberships, and MIF shall be entitled to collect all initiation fees and/or sales proceeds which may be due from LFCC from the sale of any of the LFCC Memberships.

F.           In connection with the transactions contemplated by the Purchase Agreements, NTS has agreed to provide assistance to MIF and the Liquidating Trust with regard to the LFCC Memberships and the negotiation and/or sale of the LFCC Memberships to LFCC, and to purchase any LFCC Memberships that remain unsold as of April 30, 2017 in accordance with the terms hereof.

G.           The parties desire to enter into this Agreement to set forth their understanding with respect to such matters.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto do agree as follows:

ARTICLE I
SERVICES

MIF hereby retains and appoints NTS to assist, and NTS agrees to assist MIF and the Liquidating Trustee, without charge, with regard to the LFCC Memberships and the negotiation and/or sale of the LFCC Memberships to LFCC, as an inducement to MIF to enter into the transactions contemplated by the Purchase Agreements.

ARTICLE II
SALES PROCEEDS; NTS OBLIGATION TO PURCHASE REMAINING UNSOLD
LFCC MEMBERSHIPS

2.1           MIF shall retain all of LFII’s right, title and interest in and to the LFCC Memberships and any agreements entered into by LFII with LFCC with regard to the LFCC Memberships. MIF shall be entitled to all initiation fees and/or sales proceeds which may be due from LFCC from the sale of any of the LFCC Memberships, which shall be used to fund on-going expenses of the Liquidating Trust.

2.2           As an inducement to MIF to enter into the transactions contemplated by the Purchase Agreements, NTS agrees to purchase any LFCC Memberships that remain unsold as of April 30, 2017 for a price equal to their aggregate estimated residual value at such date of One Hundred Thousand Dollars ($100,000.00) discounted as of the date of such purchase to net present value using a then-current market rate discount factor to be determined by mutual agreement of NTS and the Liquidating Trust based upon a projected sales velocity for such LFCC Memberships similar to the actual velocity of sales of such Memberships over the period 2012 through 2017. MIF shall assign its rights to the LFCC Memberships to NTS, and NTS shall pay the amount determined in accordance with the preceding sentence to be due to MIF, within thirty (30) days after April 30, 2017. NTS’ obligation to purchase any LFCC Memberships remaining unsold as of April 30, 2017 is subject to LFCC being, at such time, an operational private country club offering golf, swim, tennis and dining facilities to its members. MIF shall use any cash proceeds (“Cash Proceeds”) received by it from the sale of any LFCC Memberships to defray the Liquidating Trust’s costs and expenses.

ARTICLE III
TERM

The term of this Agreement shall commence on the Effective Date and shall end on the earlier of: (i) the date upon which NTS’ payment obligations under Section 2.2 hereof have been satisfied; or (ii) April 30, 2018 (the “Term”).  NTS may not terminate this Agreement prior to the end of the Term, except for “Cause”.

ARTICLE IV
LIMITATION OF DAMAGES AND INDEMNIFICATION

Each party shall defend, indemnify and hold harmless the other and the other’s affiliates, managers, members, shareholders, directors, officers, employees and agents from and against all losses, damages, expenses, claims, suits and liabilities to the extent arising out of or resulting from its failure to comply with the terms and conditions of this Agreement.  Each party shall promptly notify the other of any claim, loss or demand for which the other is responsible under this Article.  In no event will either party be liable to the other for any loss of or damage to revenues, profits or goodwill or other special, incidental, indirect or consequential damages of any kind resulting from its performance or failure to perform pursuant to the terms of this Agreement.  The provisions of this Article shall survive the termination of this Agreement.

ARTICLE V
REPRESENTATIONS

5.1   NTS Representations.  NTS hereby represents and warrants to MIF that:

    (a)  NTS has the full power and authority to execute, deliver and perform this Agreement.

    (b)  This Agreement has been duly authorized, executed and delivered by NTS and constitutes the legal, valid and binding obligation of NTS, enforceable against NTS in accordance with the terms hereof, subject, however, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principals of equity.

5.2   MIF Representations.  The MIF hereby represents and warrants that:

    (a)  The MIF has the power and authority to (i) execute, deliver and perform this Agreement and (ii) carry out its businesses as now conducted and contemplated hereby.

    (b)  This Agreement has been duly authorized, executed and delivered by the MIF and constitutes the legal, valid and binding obligation of the MIF, enforceable against it in accordance with the terms hereof, subject, however, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

ARTICLE VI
GENERAL PROVISIONS

6.1   Entire Agreement.  This Agreement supersedes any and all prior agreements, whether oral or in writing, and sets forth the entire understanding and agreement between NTS and the MIF regarding the subject matter hereof.  This Agreement may be amended, modified or supplemented only in writing as NTS and MIF agree to and signed by authorized representatives of each.

6.2   Force Majeure.  Neither party shall be liable for any delay in performing any of its obligations hereunder if such delay is caused by circumstances beyond the reasonable control of the party so delaying, and in such circumstances such party shall be entitled to a reasonable extension of time for the performance of such obligations.

6.3   No Waiver.  No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach.

6.4   Severability.  In the event any term, provision or covenant contained in this Agreement shall be adjudicated by a court to be partially or totally invalid or unenforceable because of the duration in time or because of the scope of activities or information prohibited, or for any other reason, such term, provision or covenant shall be reformed to the minimum extent necessary to render it valid and enforceable.  If a court refuses to so modify any such term, provision or covenant, such term, provision or covenant shall be eliminated from this Agreement but each of the remaining terms, provisions and covenants contained in this Agreement are deemed separate and severable.

6.5   Governing Law.  This Agreement shall be governed and construed under the laws of the Commonwealth of Kentucky, without regard to its choice of laws rules.  The parties agree that except for injunctive relief that a party may seek in another jurisdiction, all disputes concerning this Agreement shall lay within the jurisdiction of courts sitting in the County of Jefferson, Kentucky.  The parties agree to waive trial by jury.

6.6   Headings.  The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

6.7   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.  Such counterparts shall together constitute one and the same document.  Signatures transmitted by facsimile shall be considered authentic and legally binding.

6.8   Third-Party Beneficiary.  This Agreement is made solely between NTS and MIF, and is solely for their benefit and any assignees. There is no intent to create third party beneficiary status in any other person and no third party shall have any rights to enforce any provision hereof.

6.9   Notices.  All notices which are required to be given hereunder shall be in writing and delivered to the address of the recipient set forth below its signature hereto or such other address as the recipient may designate by notice given in accordance with the provisions of this section.  Any such notice shall be delivered by hand or by certified first class mail return receipt requested, postage prepaid, and shall be deemed to have been served on the date delivered by hand or three days after mailing.

6.10        Independent Contractors.  The parties are and shall remain independent contractors, contracting with each other solely for the purpose of carrying out the provisions of this Agreement.  Nothing herein shall constitute either party as the partner, agent or legal representative of the other, for any purpose whatsoever.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NTS MORTGAGE INCOME FUND		NTS DEVELOPMENT COMPANY

By:	/s/ Brian F. Lavin	By:	/s/ Gregory A. Wells
Its:	President	Its:	Executive Vice President

10172 Linn Station Road, Suite 200		600 N. Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40223		Louisville, Kentucky 40222
(Address)		(Address)